                                                                    Exhibit 4.6

                          CERTIFICATE OF DESIGNATIONS,
                 PREFERENCES AND RIGHTS OF SERIES B CONVERTIBLE
                                 PREFERRED STOCK

                                      -OF-

                                 PREDICT IT INC.


         Predict It Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), by its President and Secretary, does hereby certify that, pursuant to authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation, as amended, of the Company, authorizing a class of 10,000,000 shares of preferred stock of the Company, the Board of Directors of the Company, by unanimous written consent, has duly adopted resolutions providing for the issuance out of such class of a series of up to 1,440,000 shares of Series B Convertible Preferred Stock and setting forth the voting powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, which resolution is as follows:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock as filed with the Secretary of State of the State of Delaware on April, 10, 2000 is hereby amended to modify the Conversion Price, as defined in section 4(c) thereof, and such series of preferred stock of the Company shall have the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

         1. Designation and Number of Shares. 1,440,000 shares of preferred stock (the "Shares") are hereby designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock").

         2. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof may be made or set apart for the holders of Common Stock of the Company, par value $0.01 per share (the "Common Stock") or any other security junior to the Series B Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the $30.00 per share (subject to adjustment if the Series B Preferred Stock has been adjusted pursuant to Paragraph 6 hereof) (the "Liquidation Amount") plus an amount equal to accrued and unpaid dividends on each share of Series B Preferred Stock on the date fixed for the distribution of assets of the Company (the "Liquidation Preference"). The merger or sale of all or substantially all of the assets of the Company and the resulting conversion of the Series B Preferred Stock into Common Stock pursuant to Section 4(B) shall not be deemed a Liquidation.

         3. Dividends. Subject to the rights of any other series of Preferred Stock that may from time to time come into existence, the holders of shares of Series B Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, ratably with any declaration or payment of any dividend with holders of the Series A Preferred Stock, Common Stock or other junior securities of the Corporation, when, as and if declared by the Board of Directors, based on the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is then convertible.

         4. Conversion Rights Each holder of record of shares of the Series B Preferred Stock shall have the right to convert all or any part of such holder's share of Series B Preferred Stock into Common Stock as follows:

         (A) Optional Conversion. Subject to and upon compliance with the provisions of this Section 4, the holder of any shares of Series B Preferred Stock shall have the right at such holder's option, at any time or from time to time, to convert any of such shares of Series B Preferred Stock into the number of fully paid and nonassessable shares of Common Stock (the "Conversion Shares") as is determined pursuant to Section (4)(c) below.

         (B) Automatic Conversion. Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect upon: (i) the closing of a public offering or private placement of the Company's securities raising gross proceeds in excess of $15 million at a per share price of more than $4.00, as adjusted for any stock split, stock dividend, recapitalization or other similar transactions (a "Qualified Offering"); (ii) the closing of a merger or consolidation of the Company with or into another entity or a sale of all or substantially all of the assets of the Company or the purchase by a single entity or person or group of affiliated entities or persons of more than 50% of the voting stock of the Company; or (iii) at such time as the closing bid or sales price, as applicable, for the Common Stock of the Company has equaled at least four times the Conversion Price for a period of 20 consecutive trading days, provided that the Common Stock of the Company is trading on a national securities exchange, the Nasdaq SmallCap or National Market System, and the Conversion Shares are fully registered for resale and not subject to any lock-up provisions.

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


         (C) Conversion Price. Each share of the Series B Preferred Stock shall be convertible into that number of fully paid and non-assessable shares of Common Stock of the Company equal to $10.00 divided by the conversion price in effect at the time of conversion (the "Conversion Price"), determined as hereinafter provided. The Conversion Price shall initially be $.50 per share. The number of shares of Common Stock into which each share of Preferred Stock is convertible is herein referred to as the "Conversion Rate" and the number of shares of Common Stock into which all the outstanding shares of the Series B Preferred Stock are convertible into are referred to herein as the "Conversion Shares." The Conversion Price shall be subject to adjustment as set forth in
Section 6 hereof.

         (D) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares is made or on the date of the occurrence of the event specified in Section 5(B), as the case may be, and such date is referred to herein as the "Conversion Date." All Common Stock which may be issued upon conversion of the Series B Preferred Stock will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series B Preferred Stock are outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series B Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock at the then effective Conversion Rate. Without limiting the generality of the foregoing, if, at any time, the Conversion Price is decreased, the number of shares of Common Stock authorized and reserved for issuance upon the conversion of the Series B Preferred Stock shall be proportionately increased.

         5. Priority. The Company may issue, in the future, without the consent of holders of the Series B Preferred Stock, other series of preferred stock which rank junior to the Series B Preferred Stock as to dividend and/or liquidation rights. In accordance with Paragraph 7(C) hereof, the consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock is required for the issuance of any series of preferred stock which is senior or pari passu as to dividend and/or liquidation rights to the Series B Preferred Stock.

         6. Anti-Dilution Provisions. The Conversion Price in effect at any time and the number and kind of securities issuable upon the conversion of the Series B Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events as follows:

         (A) In case the Company shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

         (B) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (the "Subscription Price") (or having a conversion price per share) less than the current market price on such record date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price per share of the Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

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


         (C) In case the Company shall hereafter distribute to the holders of its Common Stock evidences of its indebtedness or assets (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (A) above) or subscription rights or warrants (excluding those referred to in Subsection (B) above), then in each such case the Conversion Price in effect thereafter shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price (as defined in Subsection (H) below) per share of Common Stock, less the fair market value (as determined by the Company's Board of Directors) of said assets or evidences of indebtedness so distributed or of such rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

         (D) In case the Company shall hereafter issue shares of its Common Stock (excluding shares issued (i) in any of the transactions described in Subsection (A) above, (ii) upon exercise of options granted to the Company's officers, directors, employees and consultants under a plan or plans adopted by the Company's Board of Directors and approved by its shareholders, if such shares would otherwise be included in this Subsection (D), (but only to the extent that the aggregate number of shares excluded hereby and issued after the date hereof, shall not exceed 20% of the Company's Common Stock outstanding, on a fully diluted basis, at the time of any issuance), (iii) upon exercise of options, warrants, convertible securities and convertible debentures outstanding as of the final closing of the Offering (as defined in the Agency Agreement between the Company and Commonwealth Associates, L.P., dated April , 2000), (iv) to shareholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (v) in a private placement through Commonwealth Associates, L.P., as placement agent, or upon exercise or conversion of any securities issued in or in connection with such a private placement (including agent, consulting or advisory warrants), (vi) in a private placement where the Offering Price (as defined below) is at least 90% of the current market price, (vii) issued in a bona fide public offering pursuant to a firm commitment underwriting, or (viii) issued in connection with an acquisition of a business or technology which has been approved by a majority of the Company's outside directors but only if no adjustment is required pursuant to any other specific subsection of this Section 6 (without regard to Subsection (I) below) with respect to the transaction giving rise to such rights) for a consideration per share (the "Offering Price") less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of

Common Stock which the aggregate consideration received for the issuance of such additional shares would purchase at such current market price per share of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made.

         (E) In case the Company shall hereafter issue any securities convertible into or exchangeable for its Common Stock (excluding securities issued in transactions described in Subsections (B), (C) and (D)(i) through
(viii) above) for a consideration per share of Common Stock (the "Exchange Price") initially deliverable upon conversion or exchange of such securities (determined as provided in Subsection (G) below) less than the current market price, the Conversion Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such securities and the number of shares of Common Stock which the aggregate consideration received for such securities would purchase at such current market price per share of Common Stock, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance and the maximum number of shares of Common Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate. Such adjustment shall be made successively whenever such an issuance is made.

         (F) Whenever the Conversion Price is adjusted pursuant to Subsections
(A), (B), (C), (D) and (E) above and (J) below, the number of Conversion Shares issuable upon conversion of the Series B Preferred Stock shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Series B Preferred Stock by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

         (G) For purposes of any computation respecting consideration received pursuant to Subsections (D) and (E) above and (J) below, the following shall apply:

                  (i) in the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

                  (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to


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

         be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

                  (iii) in the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (G)). Upon the expiration or termination of any such securities convertible into or exchangeable for shares of Common Stock, the Conversion Price shall be automatically readjusted to the Conversion Price that would have been obtained had such convertible or exchangeable securities not been issued.

         (H) For the purpose of any computation under Subsection (C) above, the current market price per share of Common Stock at any date shall be determined as follows:

                  (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the Nasdaq National Market System, the current market price per share of Common Stock at any date shall be the higher of (a) the average of the last reported sales prices of the Common Stock on such exchange for the 20 consecutive trading days before such date, and
                           (b) the last reported sales price on the trading day immediately preceding such date; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market price shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                  (ii) If the Common Stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq SmallCap Market, the current market price per share of Common Stock on any date shall be the higher of (a) the average of the closing bid and asked prices for the 20 consecutive trading days before such date on such market, and (b) the last reported bid price on the trading day immediately preceding such date on such market, and if the Common Stock is not so traded, the current market price per shares of Common Stock on any date shall be the higher of (x) the mean of the last reported bid and asked prices reported by the NASD Over the Counter Bulletin Board for the 20 consecutive trading days before such


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

                           date, and (y) the last reported bid price on the trading day immediately preceding such date reported by the NASD Over the Counter Bulletin Board; or

                  (iii) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market price per share of Common Stock on any date shall be an amount determined in a reasonable manner by the Board of Directors of the Company.

         (I) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($0.05) in such price; provided, however, that any adjustments which by reason of this Subsection (I) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Conversion Price, in addition to those required by this Section 6, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Company shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

         (J) Notwithstanding the provisions of this Section 6, in the event that the Company shall at any time issue securities under Subsections (B), (D) or (E) (other than securities issued in transactions described in subsection (D)(i) through (viii) above) having an Offering Price, Subscription Price or Exchange Price less than the Conversion Price, then the Conversion Price shall be immediately reset to equal such lower Offering Price, Subscription Price or Exchange Price. Furthermore, in the event that the average closing bid or sales price, as applicable, of the Common Stock for the 20 consecutive trading days immediately prior to the second anniversary of the final closing of the Private Placement is less than the Conversion Price, the Conversion Price shall be immediately reset to equal such average closing bid or sales price, as applicable.

         (K) No adjustment under Subsections (B), (C), (D) or (E) shall be required for issuances below the current market price if either (i) the current market price is at least 300% of the Conversion Price then in effect and (ii) a registration statement covering the Conversion Shares is in effect and remains in effect for the 90 days after such issuance or Rule 144(k) under the Securities Act of 1933, as amended (the "Act") is available for resale of all of the Conversion Shares. Furthermore, no adjustment under Subsections (B), (C),
(D), (E) or (J) shall be required unless either (i) the shareholders of the Company have approved the terms of this Designation or


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(ii) such adjustments will not result in a violation of any qualitative listing criteria of The Nasdaq Stock Market, Inc.

         (L) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each share of Series B Preferred Stock, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the Holders at their last addresses appearing in the Share Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section 6, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment, absent manifest error.

         (M) In the event that at any time, as a result of an adjustment made pursuant to Subsection (A) above, the Holders of the Series B Preferred Stock thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of the Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (A) to (J), inclusive above.

         7.       Voting Rights.

         (A) In addition to any other rights provided for herein or by law, the holders of Series B Preferred Stock shall be entitled to vote, together with the holders of Common Stock as one class, on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such Common Stock holders. In any such vote each share of Series B Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series B Preferred Stock is then convertible, calculated to the nearest whole share.

         (B) In the event the holders of the Series B Preferred Stock are required to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all holders of Series B Preferred Stock.

         (C) So long as any shares of Series B Preferred Stock remain outstanding, the consent of the holders of a majority of the then outstanding Series B Preferred Stock, voting as one class, together with any other series of preferred stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to permit, effect or validate the creation and issuance of any series of preferred stock of the Company which is senior or pari passu as to liquidation and/or dividend rights to the Series B Preferred Stock.

         (D) So long as any shares of Series B Preferred Stock remain outstanding, the consent of a majority of the holders of the then outstanding Series B Preferred Stock, voting as one class, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Articles of Incorporation of the Company, as amended, in a manner which would alter or change the powers, preferences, rights privileges, restrictions and conditions of the Series B Preferred Stock so as to adversely affect the Preferred Stock.

         (E) Each share of the Series B Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series B Preferred Stock, as set forth above.

         8. Covenants of Company. The Company covenants and agrees that, so long as the Shares are outstanding, it will perform the obligations set forth in this
Section 8:

         (A) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

         (B) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

         (C) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

         (D) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP; and

         9.       Rank

         The Series B Preferred Stock shall rank: (i) junior to any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (the "Senior Securities"); (ii) prior to all of the Corporation's Common Stock; (iii) prior to any class or series of capital stock of the Corporation hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively, with the Common Stock, "Junior Securities"); and
(iv) on parity with the Series A Preferred Stock of the Corporation and any class or series of capital stock of the Corporation hereafter specifically ranking by its terms on parity with the Series B Preferred Stock (the "Parity Securities"), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

         10.      Miscellaneous.

         (A) There is no sinking fund with respect to the Series B Preferred Stock.

         (B) The shares of the Series B Preferred Stock shall not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Articles of Incorporation of the Company.

         (C) The holders of the Series B Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock.

         IN WITNESS WHEREOF, Predict It Inc. has caused this Certificate to be signed by its Chief Executive Officer, on this 1st day of June, 2000, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Predict It Inc. and that the facts stated herein are true and correct.

                              PREDICT IT INC.


                              By: S/ Andrew Merkatz
                                  ---------------------------------------------
                                  Andrew Merkatz, President

Attest:

                                       S/Desmond Glass
                                       ----------------------------------------
                                       Desmond Glass, Secretary

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